EXHIBIT 4.20

ADDENDUM TO LEASE

THIS ADDENDUM TO LEASE is made and entered into this 28 of July 2009 buy and between CENTER FAMILY, LTD. (“Lanlord”), and UNILENS CORP. U.S.A. (“Tenant”);

WITNESSETH

WHEREAS, the parties hereto did enter into a Lease Agreement dated as of the 8th, day of May, 2006, for the premises located at 28163 US 19 North, Suite 205, Clearwater, FL 33761;

WHEREAS, the parties hereto desire to amend certain sections of said Lease in the manner hereinafter provided.

NOW THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00), and other good and valuable consideration, each in hand paid to the other, the receipt and sufficiency whereof is hereby acknowledged, LANDLORD and TENENT do hereby agree as follows:

IT IS AGREED, that the original lease be and hereby is amended in the following respects:

THE TERM OF THE LEASE shall be extended thirty-six (36) months commencing August 1, 2009 through July 31, 2012.

THE BASE MONTHLY RENTAL AMOUNT shall be fixed at two thousand one hundred ninety dollars and no cents ($2,190.00), plus applicable sales tax.

In years two and three of the renewal, Tenant is subject to its’ prorata share of any increase in operating expenses over the operating expense base for year ending 2009.

ALL OF THE terms, covenants, conditions, and provisions of said Lease, except as herein specifically amended shall remain in full force and effect and are hereby adopted and reaffirmed by the parties hereto.

THIS AGREEMENT shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, we have hereunto set our hands and seals this 28 day of July, 2009.

WITNESS:	“TENANT” UNILENS COPR. USA

	BY	/s/ Michael J. Pecora
Michael J. Pecora Chief Financial Officer

“LANDLORD” CENTER FAMILY, LTD.

	BY	/s/ Laura Martins
Laura Martins, As Agent Center Family, Ltd.

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